EXHIBIT 10.11

LEASE

BETWEEN

BASF Corporation, as LESSOR

AND

AMVAC Chemical Corporation, as LESSEE

For Lease of Land located at

Hannibal, Missouri

Dated as of DECEMBER 28, 2007

LEASE

THIS LEASE made as of the 28th day of December, 2007, by and between BASF Corporation, with a location at Hannibal, Missouri (“LESSOR”) and AMVAC Chemical Corporation (“LESSEE”), having its principal place of business at 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

WHEREAS, LESSEE has purchased from LESSOR and its Affiliates certain of the assets of LESSOR and its Affiliates (the “Purchased Assets”) relating to the Terbufous Product Line pursuant to a Sale and Purchase Agreement dated as of November 27, 2006 entered into by between LESSOR’s parent company and LESSEE (the “SPA”);

WHEREAS, pursuant to Article 3 of the SPA, LESSEE has exercised an Option to purchase certain manufacturing assets currently located on the Premises (defined below);

WHEREAS, LESSEE wishes to use the Premises (defined below) for the continued operation of the manufacturing equipment within the buildings within LESSOR’s production site at Hannibal Missouri; and,

WHEREAS, LESSOR desires to lease and demise to LESSEE and LESSEE desires to lease and hire from LESSOR all that certain land, more particularly described in Exhibit A, annexed hereto and made a part hereof.

In consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE 1

DEFINITONS

1.1 For purposes of this Lease the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person, who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto;

“Additional Plants” shall have the meaning ascribed to such term in Section 5.02;

“Base Rent” shall have the meaning ascribed to such term in Section 4.01;

“Effective Date” shall mean the date that LESSOR delivers possession of the Premises to LESSEE or any earlier date upon which LESSEE uses or occupies the Premises;

“Effective Date” shall mean the date of this Lease;

“Existing Improvements” means Improvements existing upon the Premises as of the Term Effective Date;

“Force Majeure” shall have the meaning ascribed to such term in Section 22.2;

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions;

“Hannibal Site” shall mean LESSOR’s production site located in Hannibal, Missouri, USA.

“Improvements” means all excavations, paving, landscaping, utility lines, pipes, fences, walls, buildings, and other structures and permanent improvements located on the Premises, whether presently in existence or hereafter erected or placed upon the Premises, including all alterations and additions thereto, and without regard to whether ownership thereof is in LESSOR or LESSEE, including, but not limited to, the buildings located within the Premises and the Roadways to the extent the Roadways are located on the Premises;

“Initial Term” shall have the meaning ascribed to such term in Section 2.01;

“Law” shall mean any present and future laws, statutes, codes, regulations, rules, ordinances, injunctions, judgments, orders, decrees, rulings, charges, or other restrictions, administrative guidelines, requirements or directions and actions of any Governmental Authority and any other legal requirements of whatever kind or nature that are applicable to the Leased Premises and/or the Lease and any amendments, modifications or changes to any of the foregoing;

“Lease” means this Lease Agreement;

“LESSEE’s Access Rights” is defined in Section 2.02;

“LESSOR’s Adjoining Uses” shall mean the uses, from time to time, on LESSOR’s Premises;

“LESSOR’s Premises” shall mean all that portion of the Property, which is not leased to LESSEE hereunder, as such portion of the Property exists as of the Effective Date;

“LESSEE’s Improvements” shall mean all those Improvements existing upon the Premises as of the Effective Date together with all Improvements constructed or installed in, at or on the Premises by or for the benefit of LESSEE;

“MSSA” shall mean the Manufacturing and Shared Service Agreement between the parties of even date herewith;

“Permitted Uses” shall have the meaning as described in Sections 5.01 and 5.02;

“Person” means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof;

“Personal Property” means all furnishings, equipment, inventory, trade fixtures, and other personal property owned by Lessee or by any other person or entity holding an interest in the Premises or any portion thereof under LESSEE and located, from time to time, on or about the Premises and not included in the definition of Improvements set forth above;

“Plant” shall mean the T/C Unit facilities located at the LESSOR’s Property that operates and manufactures the Products as more fully set forth in accordance with the terms and conditions of the MSSA;

“Purchased Assets” shall have the meaning ascribed to such term in the preamble hereof;

“Premises” shall mean the surface area of that certain land leased to LESSEE herein, upon which the T/C Unit facilities are located within the Hannibal Site, as such land is more particularly described in Exhibit A annexed hereto;

“Product(s)” shall have the meaning ascribed to such term in the MSSA, which from time to time, may be changed, altered or supplemented in accordance with the provisions of the MSSA;

“Property” shall mean that certain real property, as the same is more particularly described in Exhibit B, attached hereto and made a part hereof, within which the Premises are located;

“Renewal Term” shall have the meaning ascribed to such term in Section 3.02;

“Roadway(s)” shall mean those certain private road(s) within the Property that provide access, ingress and egress to and from the Property and the Premises, as the same may be altered, changed or modified, as provided in this Lease, and more particularly as provided in Section 2.02 herein;

“SPA” shall mean that certain Sale and Purchase Agreement between LESSOR’s parent company and LESSEE as identified in the preamble hereof;

““Service” or “Services”” shall have the meaning ascribed to such terms in the MSSA;

“Term” the Initial Term and any Renewal Term.

Section 1.2 Other Terms. Other terms not defined in this Section 1 shall have the meanings given in the text. The definitions in this Section 1 and elsewhere on this Lease shall apply equally to both the singular and the plural terms defined, as the context may require. The terms “herein”, and “hereof” refer to this Lease on its entirety unless the context otherwise requires.

ARTICLE 2

PREMISES

Section 2.01 Grant. In consideration of the terms, covenants, conditions, and agreements set forth in this Lease to be kept and performed by LESSEE, LESSOR does hereby lease unto LESSEE and LESSEE does hereby lease from LESSOR, the Premises, together with all rights, privileges, easements and appurtenances relating thereto, but excluding any and all mineral, water and subsurface rights, or other rights of LESSOR as provided herein and expressly subject to all of the following:

(a)	All existing encumbrances, easements, covenants and restrictions of record, if any, to the extent that the same are in force or effect;

(b)	Any state of facts which an accurate survey may show;

(c)	Present and future zoning laws, ordinances, resolutions and regulations of the City of Hannibal, and all present and future ordinances, laws, regulations and orders of all boards, bureaus, commissions and bodies of any municipal, county, state or federal sovereigns now or hereafter having or acquiring jurisdiction of the Premises and the use and improvement thereof;

(d)	Condition and state of repair of the Premises, including all faults, as the same may be on the date of the commencement of the term of this Lease;

(e)	All drainage, surface and sub-surface conditions, whether visible or invisible, foreseen or unforeseen;

Section 2.02 Access Rights. LESSOR hereby agrees to provide to LESSEE, at all times during the Term, reasonable and sufficient ingress and egress to and from the Premises over, upon and across portions of LESSOR’s Property as designated by LESSOR to provide the Premises with access to the nearby public highway (“LESSEE’s Access Rights”). LESSEE’s Access Rights shall be deemed to be a license coupled with an interest that LESSOR shall have no right to terminate during the Term, subject to the following provisions:

(a)	LESSEE’s Access Rights are non-exclusive and shall be exercised only upon such Roadways, or portions thereof, as are reasonably designated from time to time by LESSOR;

(b)	Subject to the terms and conditions of LESSEE’s Access Rights as set forth in this Lease, and subject to the rights, if any, to use Roadways granted by LESSOR to others from time to time, whether before or after the execution of this Lease, LESSOR shall control all Roadways, including, but not limited to, the portions of the Roadways located on the Premises, and every part thereof, including, but not limited to, the exclusive right and power:

(1)	To adopt from time to time and to enforce reasonable rules and regulations respecting use of the Roadways by LESSEE and others;

(2)	To adopt security measures designed to prevent or discourage use of Roadways by unauthorized people and to comply with governmental requirements, as applicable from time to time, for the operation and security of LESSOR’s Adjoining Uses, including, but not limited to, fencing and locked gates and imposition of background and identity checking and other procedures for all or some persons entering upon LESSOR’s Property or through Roadways or LESSOR’s Property to the Premises;

(3)	To close or restrict temporarily use of the Roadways or any portion thereof as may be necessary in the event of any emergency or to make improvements to, or to repair, the Roadways, or for security or other legitimate purposes;

(4)	To close, relocate, realign, replace, regrade, repave, improve, abandon, or demolish, from time to time, all or any part of the Roadways, in which event any new or different roads that LESSOR may, in the future, build upon the LESSOR’s Property shall be deemed part of the “Roadways” as that term in used in this Lease; provided that LESSOR shall always and continuously during the Term provide reasonable means for LESSEE’s exercise of LESSEE’s Access Rights;

(5)	To offer all or any part of the Roadways for dedication to public use or to any governmental entity, and with respect to any such offer, LESSEE agrees fully and promptly to cooperate with LESSOR and to execute, acknowledge (when needed), and deliver all appropriate instruments and documents;

(6)	To grant easements over, and licenses to use, the Roadways or any portion thereof to third parties chosen by LESSOR; and

(7)	To conduct, or contract for, all maintenance, repair, and improvement work on the Roadways as LESSOR, in its sole and absolute discretion, may determine is appropriate or necessary from time to time.

(c)	With respect to any portion of the Roadways over which Lessee exercises Lessee’s Access Rights:

(1)	LESSEE agrees that, when, and if ever, that portion becomes a public roadway, whether through acceptance of an offer of dedication made by LESSOR or otherwise, then LESSEE’s Access Rights shall cease as to that portion, with LESSEE relying upon the public nature of that portion to assure access to the Premises; and

(2)	LESSOR shall, subject to reimbursement for Lessee’s share of Roadway Costs, if any, as provided in the MSSA, arrange and pay for all appropriate maintenance and repair of the Roadways, as well as for any improvements to the Roadways that LESSOR may deem desirable.

Section 2.03 Partitioning. Subject to the consent of LESSOR, LESSEE may, at its option and at its own cost, build a fence(s) and segregate the Premises from LESSOR’s Adjoining Property, or any part thereof. The fence shall be reasonably consistent with other fencing used at LESSOR’s Property.

Section 2.04. Effect of Conditions. This Lease is granted and accepted upon the foregoing terms and conditions of this Section 2 and upon the following covenants and conditions of this Lease. Subject to the restrictions herein, to all and every one of which the parties consent; each of the parties hereby expressly covenants and agrees to keep, perform and observe all the terms, covenants and conditions herein contained on its part to be kept, performed and observed.

ARTICLE 3

TERM

Section 3.01 Term. The Initial Term of this Lease shall commence on the Effective Date and shall expire at 11:59 p.m. local time twenty (20) years from Effective Date, subject to earlier termination or expiration in accordance with any express provisions contained herein.

Section 3.02 Extension of Term. If this Lease shall be in force and effect on the date for expiration of the Initial Term and provided that no event of default under the Lease or the MSSA has occurred or exists on the date of renewal, this Lease shall renew for additional (1) year terms (each a Renewal Term) thereafter, unless terminated by either party at the end of the Initial or any Renewal Term by written notice given twelve (12) months in advance of the end of such Initial or Renewal Term. The Renewal Term shall be upon the same terms, covenants and conditions as those contained herein except Base Rent.

Section 3.03 Early Termination.

Section 3.03.01 As of Right. Provided that LESSEE shall not be in default under this Lease, LESSEE shall have the right to terminate this Lease by giving LESSOR one hundred and eighty (180) days prior written notice of termination, such notice to provide the date of termination which shall not be sooner than that date which is 180 days from date of delivery to LESSOR of said termination notice.

Section 3.02.02 For Cause. Provided that LESSEE shall not be in default under this Lease, LESSEE shall have the right to terminate this Lease for cause as set forth in Section 6(b) of the MSSA.

Section 3.02.03 By LESSOR. In addition to all rights of LESSOR hereunder, LESSOR shall have the right to terminate this Lease as provided in Section 6(b) of the MSSA.

Section 3.03.04 Effect of Termination. Termination of this Lease shall also terminate the MSSA.

ARTICLE 4

RENT

Section 4.01 Base Rent. The Base Rent for the Initial Term shall be *** per month, payable in advance on the first day of each month beginning January 1, 2008.

Section 4.02 Additional Rent. Lessee shall pay and discharge as additional rent, as and when the same shall become due and payable, all other amounts to be paid by LESSEE pursuant to this Lease and the MSSA. If not directly billed to LESSEE, all or any part of such amounts as aforesaid, shall be paid within thirty (30) days from the date LESSOR renders an invoice therefor to LESSEE. If the LESSOR makes any expenditure for which the LESSEE is responsible under this Lease, or if the LESSEE fails to make any required payment under this Lease, LESSOR shall have all remedies for the collection thereof that it may have for the nonpayment of Base Rent hereunder.

Section 4.03 Net Lease. This is an absolute net lease, so that this Lease shall yield net to LESSOR the rent for each year during the term of this Lease. LESSEE shall pay all costs, expenses, and obligations of every kind or nature, relating to the Premises, the Plant, the Additional Plants or any Improvements that may arise or become due during the term of this Lease, and LESSEE shall protect, indemnify, defend and hold harmless LESSOR from and against all costs, expenses, fees or impositions whatsoever in connection with the Premises.

Section 4.04 No Services. Except as set forth in the MSSA, LESSEE assumes the sole responsibility for the condition, operation, maintenance, repair, replacement and management of the Premises, the Plant, the Additional Plants and all Improvements, facilities or appurtenances now or hereafter erected, installed or constructed in, at, on, or under the Premises by LESSEE or for LESSEE’s use. Except as provided in the MSSA, LESSOR shall have no obligation to provide LESSEE any services for or in connection with LESSEE’s use of the Premises.

ARTICLE 5

USE OF THE PREMISES

Section 5.01 Permitted Use. The Premises shall be used for the construction, installation, operation, maintenance and removal of the Plant and such other uses as expressly permitted in this Lease. In connection with the use for the Plant, the Premises may also be used, at LESSEE’ option, for the construction, installation, operation, maintenance and removal of any facility (e.g., a wastewater treatment facility), pipeline, system or equipment and activities related thereto, reasonably ancillary or accessory to LESSEE’s operations on the Premises, provided however that such reasonably ancillary or accessory uses are not in conflict with the MSSA and do not impair or interfere with any infrastructure of LESSOR or LESSOR’s Adjoining Uses.

Section 5.02 Approved Use. LESSEE may use the Premises to construct and operate any new plants (including any additional T/C Unit or other plant) that produce Products for conversion or resale (“Additional Plants”), as set forth in the MSSA.

Section 5.03 No other Uses. Except the Permitted Uses, as expressly permitted by Sections 5.01 and 5.02, LESSEE shall not use the Premises for any other use or purpose.

Section 5.04 Condition of Leased Premises. LESSEE has made such inspections of the Premises as it deems necessary and Lessee accepts possession of the Premises in an “AS IS, WHERE IS” condition, with all faults. LESSOR makes no representations or warranties whatsoever (express, implied, statutory or otherwise) as to the nature, condition, habitability, merchantability, fitness for a particular purpose or use, or compliance with laws and regulations, of the Premises.

Section 5.05 LESSOR Representation. LESSOR represents and warrants that it has good title to the Premises and the Roadways.

Section 5.06 Plant Rules. LESSEE undertakes the duty to control movement of its employees, contractors, suppliers and other invitees and shall limit their movements to the Premises by and through LESSEE’s Access Rights. While off the Premises on LESSOR’s Property, LESSEE shall obey and cause its employees and contractors to obey all of LESSOR’s rules and regulations which are contained in the most recent written form provided to LESSEE in accordance with the Notice provisions in Article 17 of this Lease.

Section 5.07. Compliance With Law. LESSEE agrees that it shall during the Term, fulfill, observe and comply with all of the terms and provisions of any Law applicable to LESSEE, or LESSEE’s use of, or operations on, the Premises or in the use or exercise of LESSEE’s Access Rights, or promulgated by any governmental or quasi-governmental agency, authority or body having jurisdiction. Except as otherwise provided expressly to the contrary herein, LESSEE shall perform all obligations and conditions with regard to its use of the Premises and operations thereon or in connection therewith as may be required by Law, including without limitation such obligations as the Law may impose upon an owner or operator of the property.

ARTICLE 6

LESSEE’S IMPROVEMENTS, ALTERATIONS, LIENS AND TITLE

Section 6.01 LESSEE’s Improvements. After the Effective Date, at any time during the Term, but subject to the limitations otherwise set forth in this Lease and the MSSA, LESSEE may, at LESSEE’s sole expense, commence new construction, or, enlarge, replace or alter any of LESSEE’s Improvements in place on the Premises. All operating expenses and maintenance associated with the Premises and any Improvements thereon shall be borne by LESSEE. LESSEE shall, at all times during the Term of the Lease, keep or cause to be kept the Plant and all of LESSEE’s improvements in a condition so as to not cause a hazard or unsafe condition on the premises. LESSEE shall use all reasonable precaution to prevent waste, damage or injury to the Premises and the Roadways. LESSEE shall not allow any process water, onto LESSOR’s adjacent property.

Section 6.02 Title. Title to the buildings, equipment and Improvements erected by LESSEE on the Premises, and the equipment and other items installed thereon, and any alterations, changes, or additions thereto, shall remain solely the property of LESSEE. LESSEE shall alone be entitled to deduct all depreciation on LESSEE’ income tax returns for the buildings, equipment, Improvements and other items, alterations, changes or additions made by LESSEE on the Premises.

Section 6.03. Removal of Personal Property and Improvements. Subject to the limitations set forth in section 7 of the MSSA, upon surrender of the Premises, LESSEE shall remove, at its own cost and expense, the Plant, Additional Plants and all other Improvements upon the Premises, unless purchased by LESSOR, owned by LESSOR and elected by LESSOR to remain, or otherwise agreed by the parties in writing. If LESSEE is required to remove the Plant, Additional Plants and other Improvements, LESSEE shall remove the same to grade including, the surface foundations and all infrastructure and Improvements below grade, but LESSEE shall not be required to remove any Roadways or rail tracks upon the Premises. LESSEE shall surrender and deliver the Premises to LESSOR free of all surface debris, but shall not be required to plant trees or otherwise restore the land to the condition in which it existed on the Effective Date, provided that nothing herein is intended to, nor shall it, relieve LESSEE or LESSOR from any obligation either has pursuant to Article 13.

Section 6.04 LESSEE’s Liens. LESSEE shall pay when due all claims for labor or materials furnished to or for LESSEE at or for use in the Premises or Plants. If, because of any act of omission of LESSEE, any mechanic’s lien or other lien for the payment of money shall be filed against LESSOR or any portion of the Premises, LESSEE shall, at its own cost and expense, cause the same to be discharged of record or bonded within forty-five (45) days after LESSOR shall have given LESSEE notice of the filing thereof, or if LESSEE shall fail to do so within such time, LESSOR may do so at LESSEE’ cost and expense. LESSEE shall indemnify and save harmless LESSOR from and against all costs, liabilities, suits, penalties, claims and demands, including reasonable attorneys’ fees, resulting therefrom. LESSEE shall give LESSOR not less than ten (10) days notice prior to the commencement of any construction work on the Premises estimated to exceed $100,000.00, and LESSOR shall have the right to post notices of non-responsibility in or on the Premises as provided by law.

Section 6.05 LESSOR’s Liens. LESSOR shall pay when due all claims for labor or materials furnished to or for LESSOR at or for use in the property it owns or holds other than the Premises. If, because of any act or omission of LESSOR, any mechanic’s lien or other lien for the payment of money shall be filed against LESSEE or any portion of the Premises or the Plant or Additional Plants, LESSOR shall, at its own expense, cause the same to be discharged of record or bonded within forty-five (45) days after LESSOR receives written notice of the filing thereof, or if LESSOR shall fail to do so within such time, LESSEE may do so at LESSOR’s cost and expense. LESSOR shall indemnify and save harmless LESSEE from and against all costs, liabilities, suits, penalties, claims and demands, including reasonable attorneys’ fees, resulting therefrom.

ARTICLE 7

REQUIREMENTS OF GOVERNMENTAL AUTHORITY

Section 7.01. Requirements of Governmental Authority. LESSEE shall have the right to contest by appropriate legal proceedings, in the name of LESSEE, or, in the name of LESSOR (if legally required), or both (if legally required), the validity or application of any law, ordinance, rule, regulation or requirement affecting the Premises or LESSEE operations on the Premises. If by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith may legally be delayed pending the prosecution of any such proceeding, LESSEE may delay such compliance therewith until the final determination of such proceeding. If, because of any such proceeding by LESSEE, any lien shall be filed against LESSOR or any portion of the Premises or the Hannibal Site, LESSEE shall, at its own cost and expense, cause the same to be discharged of record or bonded within thirty (30) days after LESSOR shall have given LESSEE notice of the filing thereof, or if LESSEE shall fail to do so within such time, LESSOR may do so at LESSEE cost and expense.

ARTICLE 8

INSURANCE

Section 8.01 LESSEE’s Insurance. During the term of this Lease, LESSEE shall procure and maintain in full force and effect (or shall have the option to self insure), the following minimum insurance coverage against the risks specified in this Agreement:

(a)	All risks property insurance (including fire and extended coverage) sufficient to provide full replacement value for loss or damage to facilities and equipment owned by LESSEE, or for which LESSEE may be responsible.

(b)	Workers’ compensation insurance in compliance with the workers’ compensation laws of the State of Missouri, and employer’s liability insurance with a minimum limit of $500,000/occurrence but only for employees of LESSEE working on the Premises.

Section 8.02 LESSOR’s Insurance. During the term of this Agreement, BASF shall procure and maintain in full force and effect or shall have the option to self insure), the following minimum insurance coverage against the risks specified in this Agreement:

(a)	Workers’ compensation insurance in compliance with the workers’ compensation laws of the state in which LESSOR has employees performing Services, and employer’s liability insurance with a minimum limit of $500,000/occurrence, and coverage required under the Longshoreman and Harbor Workers’ Act, and Federal Employee Liability Act if applicable;

(b)	Commercial general liability insurance including premises, broad form property damage, contractual, products/completed operations coverage, each with a minimum limit of $5,000,000 each occurrence;

(c)	All risks insurance (including fire and extended coverage) sufficient to provide full replacement value for loss or damage to Products and raw material and packaging of LESSEE in the care, custody or control of LESSOR; and

(d)	Motor vehicle insurance for vehicles owned, leased or operated by LESSOR, with minimum limits of $1,000,000 liability coverage per occurrence combined single limit.

Section 8.02 Coverage Conditions.

(a)	All insurance required to be maintained by LESSEE in Section 8.01 (a) above, shall (i) include LESSOR as additional insureds (policies to be primary with respect to coverages afforded to additional insureds), and (ii) indicate that the insurer will endeavor to provide at least thirty (30) days’ prior written notice to LESSOR before any cancellation, or non-renewal. Evidence of all such insurance shall be made available by LESSEE to LESSOR (A) upon execution of this Agreement and (B) as reasonably requested thereafter.

(b)	All insurance required to be maintained by LESSOR in Section 8.01 (b) above, shall (i) include LESSEE as additional insureds (policies to be primary with respect to coverages afforded to additional insureds), and (ii) indicate that the insurer will endeavor to provide at least thirty (30) days’ prior written notice to LESSEE before any cancellation or non-renewal. Evidence of all such insurance shall be made available by LESSOR to LESSEE (A) prior to performance of Services as specified in this Agreement and (B) as reasonably requested thereafter

Section 8.03 Subrogation Waiver. LESSEE agrees to release and waive, and hereby releases and waives, all rights of subrogation against LESSOR possessed by LESSEE’s insurer(s). LESSEE hereby represents to LESSOR that it is authorized to make such release and waiver under such policies of insurance. LESSOR agrees to release and waive, and hereby releases and waives, all rights of subrogation against LESSEE possessed by LESSOR’s insurer(s). LESSOR hereby represents to LESSEE that it is authorized to make such release and waiver under such policies of insurance.

ARTICLE 9

ASSIGNMENT AND SUBLETTING

Section 9.01 Assignment and Subletting. Except as expressly provided to the contrary in Section 9.03, LESSEE will not transfer, sell, pledge, hypothecate, assign or sublease its leasehold interests created hereby without LESSOR’s prior written consent, which LESSOR may grant or withhold in its absolute discretion. Except as provided in Section 9.03, any attempted assignment shall be null and void.

Section 9.02 No Release. Except as expressly provided in Section 9.03, no transfer, sale, pledge, hypothecation, assignment or subletting, with or without consent, shall release LESSEE from any liability for any failure in the performance of LESSEE’s obligations under this Lease notwithstanding the assumption of such obligations by the assignee or sublessee.

Section 9.03 Exceptions. Notwithstanding Section 9.01 to the contrary, either party may without further consent of the other party assign its rights under this Lease (a) in connection with the transfer or sale of all or substantially all of the assets of such party, (b) pursuant to the sale of a majority of the ownership interest of such party or the merger or consolidation of such party with a third party, (c) to any affiliate of the assigning party, or (d) in connection with the sale by LESSOR of the Hannibal Site to a third party. Any successor, assign or legal representative of the assigning party shall assume all of the party’s obligations under this Lease and shall be fully bound by the terms and conditions of this Lease, and any such assignment shall relieve the assigning party of any further obligations first arising under this Lease from and after the date of the assignment. LESSOR shall not sell or assign either: (i) all or substantially all of its assets or (ii) the Hannibal Site to a third party without also assigning this Lease to such third party.

ARTICLE 10

EMINENT DOMAIN

Section 10.01 Whole Taking. If the whole of the Premises shall be acquired by any authority having the power of eminent domain (referred to as a “Taking”), this Lease shall automatically terminate as of the date title shall vest in the condemning authority.

Section 10.02 Partial Taking. If there is a partial Taking of the Premises and the remaining part of the Premises would not be suitable for the conduct of LESSEE’s business (as conducted on the Premises at the time of the Taking), then LESSEE shall have the right, at its election, by written notice to LESSOR either before the Taking or within sixty (60) days thereafter, to terminate this Lease and all rent and other charges which under any provision hereof are payable by LESSEE shall be prorated, adjusted and apportioned as of the date of termination. If LESSEE exercises its election under this Section 10.02, this Lease shall terminate on the later of the date of LESSEE’s exercise of its election or on the date of the Taking.

Section 10.03 Allocation of Award. In the event of either a total or a partial Taking, the parties hereto agree to cooperate in applying for and in prosecuting any claim for such Taking. LESSOR and LESSEE will separately pay for such counsel as each directly and independently retains to defend their respective interests.

Section 10.04 Moving and Other Business Expenses and Damages. LESSEE will have the right to claim and recover from such acquiring authority such compensation as may be separately awarded or recoverable by LESSEE, in its own right on account of any and all damages to LESSEE’ businesses by reason of such Taking of personal property, or for damages for business interruption or displacement. LESSOR will not participate in any such recovery.

If LESSEE is not permitted to apply independently for a claim for such Taking, the parties hereto agree to cooperate in applying for and in prosecuting any claim for such Taking, and further agree that the aggregate award shall be paid and distributed as follows:

(a)	LESSEE shall be entitled to the proportion of any award attributable to the businesses and property of LESSEE (including LESSEE’ leasehold interest in the event that LESSEE’ use of the Premises is materially altered), particularly all improvements of LESSEE after the commencement of this Lease, their removal, and relocation, and for any damages afforded for inconvenience, business interruption, lost profits and displacement or dislocation of its operations.

(b)	During the Term of this Lease, LESSOR shall be entitled to the proportion of the award attributable to the fee value of the land portion of the property taken, any damages afforded the value of the remainder lands, and to any damages afforded for any loss of value suffered by LESSOR due to any adverse impact of the Taking on the material/products then being supplied by LESSEE to LESSOR.

Section 10.05 General. Nothing herein shall relieve LESSEE of any of its obligations under Section 6.03 above.

ARTICLE 11

QUIET ENJOYMENT

Section 11.01 Quiet Enjoyment. LESSOR covenants and agrees that LESSEE, upon observing and keeping the covenants and conditions of this Lease and the MSSA on its part to be kept, shall lawfully and quietly hold, occupy, use and enjoy the Premises throughout the entire term of this Lease free from any claim of any entity or person of superior title thereto and without hindrance to, interference with or molestation of LESSEE’ use and enjoyment thereof, whether by LESSOR, LESSOR’s agents, or by any entity, person or persons having or claiming an interest in the Premises through LESSOR.

Section 11.02 LESSOR Entry. Upon reasonable advance notice, LESSOR shall have the right to enter upon and examine and inspect the Premises at reasonable times during the Term (except during emergencies, when LESSOR shall have immediate access to the Premises, if desired by LESSOR) to monitor LESSEE’s compliance with the terms and conditions of this Lease or to make repairs or perform any obligations of LESSOR.

ARTICLE 12

DEFAULT

Section 12.01 Default. For the purposes of this Lease, the terms “Default by Lessee” and “Lessee’s Default” both mean the occurrence of any one or more of the following events:

(a)	failure of LESSEE to pay when due any Base Rent and Additional Rent;

(b)	failure of LESSEE timely to perform any obligation under this Lease;

(c)	commencement of any action or proceeding by or against LESSEE under any federal or state bankruptcy or insolvency law or other debtors’ relief law, whether now or hereafter in force, if such proceedings continued for a period of ninety (90) days after such commencement, and provided no law then prohibits the treatment of such commencement as a default under a lease;

(d)	appointment, either voluntarily or involuntarily, of a receiver, trustee, keeper, or other person to take possession of all or substantially all of the assets of Lessee, if such appointment and possession continues for a period of ninety (90) days after commencement, and provided no law then prohibits the treatment of such appointment as a default under a lease;

(e)	the abandonment or vacation of the Premises;

(f)	execution by LESSEE of an assignment for the benefit of creditors of all or substantially all of its assets that are available by law for the satisfaction of claims of judgment creditors of LESSEE; or

(g)	breach by LESSEE of any provision of this Lease, except those mentioned in subparts (a) through (f)of this Section 12.1, not cured within thirty (30) days after LESSOR gives LESSEE written notice of the breach, or, in the case of breaches reasonably requiring more than thirty (30) days to cure, not cured within a reasonable time after the giving of such notice, provided that the curing of the breach is commenced within said thirty (30) days after the giving of such notice and is diligently prosecuted to completion thereafter, provided further that, in all events, the curing of the breach must be completed within ninety (90) days after the giving of such notice.

Section 12.2 LESSOR’s Right to Terminate. In the event of a Default by LESSEE, LESSOR shall have, in addition to any other remedies now or later available to LESSOR at law or equity, the right to terminate this Lease and LESSEE’s right to possession of the Premises by giving written notice of termination to LESSEE and to recover from LESSEE:

(a)	the worth at the time of award (computed by including interest at the rate specified elsewhere in this Lease for arrearages) of the unpaid Base Rent and Additional Rent required to be paid by LESSEE under this Lease that had been earned at the time of termination;

(b)	the worth at the time of award (computed by including interest at the rate specified elsewhere in this Lease for arrearages) of the amount by which the unpaid Rent and Additional Rent required to be paid by LESSEE under this Lease that would have been earned after termination until the time of award exceeds the amount of such rental loss that LESSEE proves could have been reasonably avoided;

(c)	the worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of New York City at the time of award plus one percent (1%)) of the amount by which the unpaid Rent and Additional Rent required to be paid by LESSEE under this Lease for the balance of the Term after the time of award exceeds the amount of such rental loss that LESSEE proves could be reasonably avoided; and

(d)	any and all other amounts necessary to compensate LESSOR for detriment proximately caused by the Default by LESSEE or which in the ordinary course of events would be likely to result therefrom.

Section 12.3 LESSOR’s Right Not to Terminate. Unless and until LESSOR elects to terminate this Lease and LESSEE’s right to possession as provided in Section 12.2, this Lease shall continue in full force and effect after Default by LESSEE, and LESSOR may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover or enforce payment of Base Rent and Additional Rent as they become due under this Lease.

Section 12.4 General. Efforts by LESSOR to mitigate damages caused by any Default by LESSEE shall not constitute a waiver by LESSOR of any of LESSOR’s rights or remedies under this Lease, and nothing contained in this Lease shall affect the right of LESSOR under this Lease to indemnification for liability for personal injuries or property damages arising prior to termination of this Lease. Neither reasonable acts of repair, alteration, maintenance, reletting, or preservation of the Premises, nor the appointment of a receiver or trustee, whether in bankruptcy proceedings or otherwise, upon initiative of LESSOR to protect LESSOR’s interests under this Lease, shall constitute an election by LESSOR to terminate this Lease or LESSEE’s right to possession of the Premises. If LESSOR permits this Lease to continue in full force and effect after a Default by LESSEE, LESSOR may, nevertheless, at any time thereafter elect to terminate this Lease and LESSEE’s right to possession of the Premises under the provisions of Section 12.2, for such previous Default by LESSEE, provided the

Default by LESSEE has not then been cured. The rights and remedies of LESSOR under this Article 12 shall be additional to all other rights and remedies provided to LESSOR in this Lease or by Law, whether now in force or hereafter enacted, including, but not limited to, injunctions and other equitable relief.

Section 12.5 LESSOR’s Default. If LESSOR shall be in default hereunder, which default may be cured with the mere payment of money, then LESSEE, after sixty (60) days written notice that LESSEE intends to cure such default, or without notice if in LESSEE’s reasonable judgment an emergency shall exist, shall have the right, but not the obligation, to cure such default, and LESSOR shall pay to LESSEE upon demand the reasonable cost thereof. Notwithstanding the foregoing provisions of this Section 12.5, and notwithstanding any other provision of this Lease, (a) LESSEE’s recourse against LESSOR with respect to any breach by LESSOR of any of its obligations under or related to this Lease or the Premises shall extend only to LESSOR’s interest in the Premises and not to any other assets of LESSOR; (b) LESSOR shall have no personal liability with respect to any such obligations or any breach thereof; (c) LESSEE agrees not to assert, or bring any action against LESSOR or any of its affiliates, employees, agents, or representatives alleging, personal liability of any of them for any such breach by LESSOR; and (d) in no event shall LESSEE or any of its assets, including its interest in the Premises, be held liable for, or be a source of collection of, any consequential damages or damages for loss of profits or business goodwill arising from or related to any alleged breach by LESSOR of its said obligations.

Section 12.6 Right of LESSOR to Perform. LESSOR may, but shall not be obligated, to make any payment or perform any obligation required of LESSEE under this Lease that LESSEE fails timely to pay or perform, and LESSOR may do so with or without giving notice of LESSOR’s intention to do so. No such payment or performance by LESSOR shall constitute a waiver of, or release LESSEE from, LESSEE’s said obligation or any other obligation of LESSEE under this Lease, nor shall such payment or performance by LESSOR diminish or affect in any way other rights and remedies of LESSOR set forth elsewhere in this Lease that may be applicable by reason of such failure by LESSEE to pay or perform its obligation.

ARTICLE 13

INDEMNIFICATION

Section 13.01 LESSEE’s Indemnity. Notwithstanding LESSOR’s operation of the T/C Unit for LESSEE pursuant to the MSSA, LESSEE shall assume the sole responsibility for and indemnify, defend and hold LESSOR harmless from and against all costs, claims and liabilities arising from LESSEE’s use or occupancy of the Premises, including without limitation: (i) damage to LESSEE’s building and all equipment located on the Premises and (ii) environmental liabilities at the Premises arising after the Effective Date, including without limitation those that arise from LESSOR’s use or occupancy of the Premises or performance of obligations under this Lease or of Services under the MSSA, except to the extent arising from LESSOR’s intentionally tortious acts or omissions.

Section 13.02 LESSOR’s Indemnity. LESSOR shall defend and indemnify LESSEE: (i) for any liabilities claimed against LESSEE by third parties to the extent arising from LESSOR’s breach of its obligations under Sections 4(b), 10, 14, and 18 of the MSSA (ii) for any liabilities claimed against LESSEE by LESSOR employees providing Services for worker’s compensation obligations owed by LESSSOR to said LESSOR employees, and (iii) any liabilities arising from the LESSOR’s use, occupancy or operation of the Premises or Property prior to the Effective Date hereof.

ARTICLE 14

ENTIRE AGREEMENT

Section 14.01 Entire Agreement. This Lease, together with the other agreements referred to herein, is a full recitation of the terms of the understanding between the parties with respect to the respective subject matters thereof, superseding all prior agreements, representations, proposals or understandings relating to such subject matters and may only be modified by a writing signed by both parties. The parties intend that the terms of this Lease and those of the MSSA be read, wherever possible, to give full expression to all documents. However, in the event of a conflict between any term of this Lease and a term of the MSSA, the terms of the MSSA shall control.

ARTICLE 15

WAIVER

Section 15.01. Waiver. Failure of LESSOR or LESSEE to seek redress for violation of or to insist upon the timely performance of any term, covenant or condition of this Lease (regardless of the length of the breach), shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by LESSOR or LESSEE at any time, expressed or implied, of any breach of any provision of this Lease shall be deemed a waiver of the breach or of any other provision of this Lease or a consent to any subsequent similar breach or breach of any other provision.

ARTICLE 16

GOVERNING LAW

Section 16.01 Governing Law. To the extent that this Lease affects the rights and obligations pertaining to immovable property, it shall be construed and enforced in accordance with the laws of the State of Missouri. In all other respects, this Lease shall be construed and enforced in accordance with the laws of the State of Missouri.

ARTICLE 17

NOTICE

Section 17.01 Notice. To be effective, any notice, consent, approval, submission or demand given pursuant to this Lease or pursuant to any law or governmental regulation must be in writing. Any notice to be given under this Lease shall be in writing and shall be delivered personally or by certified mail (postage prepaid and return receipt delivered), courier or overnight delivery service (delivery charge prepaid), or by telecopy. Any notice shall be effective only if and when it is received by the addressee. For the purposes hereof, the addresses and telephone and telecopier numbers of LESSEE and LESSOR are as follows, provided that, either party may change such address, telephone and/or telecopier number by notice to the other party given in accordance with the provisions of this Section 17.01:

LESSEE:	AMVAC Chemical Corporation c/o American Vangard Corporation 4695 MacArthur Court, Suite 1250 Newport Beach, CA 92660 Attn: Eric Wintemute Fax No.: (949) 260-1201

With a copy to:
Timothy J. Donnelly American Vanguard Corporation 4695 MacArthur Court, Suite 1250 Newport Beach, CA 92660 timd@amvac-chemical.com

LESSOR:	BASF Corporation 100 Campus Drive Florham Park, NJ Attention: Corporate Real Estate Telephone: (973)245-6591 Telecopier: (973)245-6782

With a copy to:

Legal Department (at the same address) Telecopier: (973) 245-6706

ARTICLE 18

SIGNS

Section 18.01 Signs. LESSEE shall have the right to install, maintain and replace signs identifying LESSEE at the entrance to the Access Area, at the entrance to the Premises, and within the Premises, provided that LESSEE shall first have obtained the prior written approval of LESSOR of the appearance of the signs, which approval shall not be unreasonably withheld, and LESSEE shall comply with any applicable requirements of any Governmental Authority having jurisdiction and shall obtain all necessary permits for such purposes. As used herein, the word “sign” shall be construed to include any placard, pylon, logo, light or other advertising symbol or object, irrespective of whether it is temporary or permanent. Any signs installed by LESSEE shall be removed by LESSEE at the expiration of the Term or sooner termination of this Lease and LESSEE shall promptly repair any damage caused thereby.

ARTICLE 19

BROKERS

Section 19.01 Commissions. Each party represents and warrants to the other party that it has not dealt with any broker, salesman or other person who may be entitled to claim a broker’s commission, finder’s fee or other compensation in connection with the leasing of the Premises and it has no knowledge or information that any party may or shall make such claim. Each party shall defend, indemnify and hold harmless the other party from and against any and all claims, loss, liability, cost, and expense (including reasonable attorneys’ fees) resulting from any claim that may be made by any broker or other person claiming a commission, fee or other compensation by reason of this transaction, if the same shall arise from a breach of the foregoing representation or warranty by such party.

ARTICLE 20

PARTIAL INVALIDITY

Section 20.01 Partial Invalidity. If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be effected thereby and each and every provision of this Lease shall be enforceable to the fullest extent permitted by law.

ARTICLE 21

FORCE MAJEURE

Section 21.01 Excusable Delays. The delay or inability of either party to perform any obligation to be performed by it pursuant hereto when required (other than the obligation to make payments as provided herein), if caused by reason of “Force Majeure” (as hereafter defined) will not constitute a default nor subject the party so failing to any liability to the other. The party affected by or anticipating a Force Majeure will promptly notify the other by the most expeditious means, confirming in writing within ten (10) working days, the details thereof and of its expected duration and the estimated effect upon its ability to perform its obligations hereunder. Such party will promptly notify the other party when Force Majeure circumstances have ceased to affect its ability to perform its obligations pursuant to this Lease.

Section 21.02 Force Majeure. The phrase “Force Majeure” means any act of God or the public enemy; explosion; fire; storm; lightning; earthquake; flood; drought; strike; lockout or other labor trouble; riot or civil disorder; sabotage; blockade or embargo; war (whether or not declared and whether or not the United States is a participant); Federal, State or Municipal law, regulation, order, license, priority, seizure, requisition or allocation, whether or not valid; inability of LESSEE or LESSOR to obtain raw materials, equipment, fuel, power, labor, or transportation equipment; machinery or equipment breakdown of the Plants or a supplier’s plant, delay or accident involving transportation equipment; or any other circumstances of a similar or different nature beyond the reasonable control of the party affected thereby.

ARTICLE 22

SHORT FORM LEASE

Section 22.01 Memorandum of Lease. The parties hereto will at any time, at the request of either one, promptly execute duplicate originals of a Memorandum of Lease (in the form set forth at Exhibit C) in recordable form. In the event that this Lease is terminated pursuant to the provisions contained herein for any cause other than LESSOR’s breach, and thirty (30) days prior to the expiration of the Term, LESSEE shall execute and deliver to LESSOR, within ten (10) days after LESSOR’s written request therefor, a release and cancellation of this Lease, in recordable form.

ARTICLE 23

AMENDMENTS

Section 23.01 Amendments. No amendments or other changes to this Lease shall be effective or binding unless the same shall be in writing and signed by the party to be charged or against whom such document is to be enforced.

ARTICLE 24

SUCCESSORS AND ASSIGNS

Section 24.01 Successors and Assigns. The terms, covenants, conditions, and agreements of this Lease shall be binding upon and shall inure to the benefit of the Lessor and Lessee and their respective permitted successors and assigns, and such terms, covenants, conditions and agreements shall be covenants running with the land and with each subsequent permitted transfer or assignment of the Leased Premises.

ARTICLE 25

HEADINGS

Section 25.01 Headings. The titles and headings set forth in this Lease have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Lease.

ARTICLE 26

NO PARTNERSHIP

Section 26.01 No Partnership Created. It is not the purpose or intention of this Lease to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

ARTICLE 27

CONSTRUCTION

Section 27.01 Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Lease and to submit the same to legal counsel for review and comment, including without limitation the waivers and indemnities. Based on said review and consultation, the parties agree with each and every term contained in this Lease. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Lease.

ARTICLE 28

SEVERABILITY

Section 28.01. Severability. The invalidity of any one or more provisions of this Lease shall not affect the validity of this Lease as a whole, and in case of any such invalidity, this Lease shall be construed as if the invalid provision had not been included herein.

ARTICLE 29

TIME OF THE ESSENCE

Section 29.01 Time of the Essence. Time is of the essence for the performance of each and every provision of this Lease.

ARTICLE 30

SURVIVAL

Section 30.01. Survival. Notwithstanding anything to the contrary contained in this Lease, all disclaimers, indemnities, representations and warranties contained in this Lease shall survive any expiration or termination of this Lease; any other agreements, covenants, obligations and liabilities described in this Lease which from their sense and context are intended to survive any expiration or termination of this Lease (whether or not such provision expressly provides as such) shall also survive such expiration or termination of this Lease.

ARTICLE 31

NO THIRD PARTY BENEFICIARIES

Section 31.01. No Third Party Beneficiaries. Nothing contained in this Lease shall entitle anyone other than Lessor or Lessee or their permitted successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

ARTICLE 32

OBLIGATIONS UNCONDITIONAL

Section 32.01 Obligations Unconditional and Absolute. The obligations of LESSEE to make the payments required hereof and to perform and observe the other agreements on its part contained herein shall be for purposes hereof construed as separate and independent, and the breach of any covenant by LESSOR shall not discharge or relieve LESSEE from its obligations to perform such obligations and agreements.

ARTICLE 33

RULES OF CONSTRUCTION

Section 33.01 Rules of Construction. Unless the context clearly indicates to the contrary:

(a)	“Herein”, “hereby”, “hereunder”, “hereinbefore”, “hereafter” and any other equivalent words refer to this Lease and not solely to the particular portion thereof in which such word is used;

(b)	Words importing the singular number shall include the plural number and vice versa, and any pronoun used herein shall be deemed to cover all genders;

(c)	All references therein to particular Articles or Sections are references to Articles or Sections of this Lease; and

(d)	Any certificate or statement required to be delivered under the provisions of this Lease shall, in the absence of manifest error, be deemed to be conclusive evidence of the truth, correctness and accuracy of the matters covered in such certificate or statement.

ARTICLE 34

Negotiated Resolution

Section 34.01 Arbitration; Consent to Jurisdiction. In the event of any dispute between the parties arising out of or relating to the subject matter of this Agreement, the parties shall first use their reasonable efforts to resolve such dispute among themselves. If the parties are unable to use their reasonable efforts to resolve the dispute within thirty (30) calendar days of the initiation of such procedure, the dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the American Arbitration Association, which Rules shall be deemed to be incorporated by reference into this clause. The tribunal shall consist of three (3) arbitrators, of whom each of Seller and Purchaser shall be entitled to nominate one (1) and the third (3rd) of whom shall be nominated by the arbitrators nominated by Seller and Purchaser. The place of arbitration shall be Washington, D.C., USA and the language of arbitration shall be English.

ARTICLE 35

SURRENDER

Section 35.01 Delivery of Possession. LESSEE shall, at the end of the Term, or upon any earlier or sooner termination of this Lease, or upon any termination of LESSEE’s right to possess the Premises pursuant to the provisions of this Lease, well and truly surrender and deliver up the Premises into the possession and use of LESSOR, without fraud or delay and in the condition in which LESSOR has herein agreed to maintain them, free and clear of all lettings, occupancies, liens and encumbrances, other than those existing immediately prior to the commencement of the Term.

Section 35.02 Removal of Personal Property. LESSEE shall remove any and all of LESSEE’s Personal Property which does not constitute part of the Premises.

Section 35.03 Retention of Personal Property. Any Improvements or personal property which shall remain on the Premises after the expiration of the Term or earlier termination of this Lease or LESSEE’s right to possess the Premises may, at the option of LESSOR, be deemed to have been abandoned by LESSEE and may be retained by LESSOR as LESSOR’s property or be disposed of, without liability of or accounting by LESSOR, in such manner as LESSOR may see fit, or LESSOR, at its option, may require LESSEE to remove the same at LESSEE’s expense. In case of such removal, all costs of removal and of repairing any damage to the Premises arising from such removal shall be paid by LESSEE upon LESSOR’s demand. LESSEE shall pay to LESSOR on demand (a) a reasonable fee for storing and disposing of any such personal property, and (b) all costs and expenses incurred by LESSOR in storing and disposing of any such personal property (including, without limitation, counsel fees relating to claims against LESSOR by any and all parties claiming interests in such personal property).

{Signatures appear on the next page}

IN WITNESS WHEREOF the parties have caused this Lease to be executed by their duly authorized representatives as of the Effective Date.

WITNESSES:
BASF Corporation

By

Title

WITNESSES:
AMVAC Chemical Corporation

By

Title

STATE OF

COUNTY OF

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this the              day of December2007, personally came and appeared                              who, being first duly sworn, did declare and acknowledge that he is the identical person who executed the foregoing instrument in writing, that his signature thereto is his own true and genuine signature, and that he executed said instrument in his capacity as                          of LESSOR Corporation of his own free will and accord, and as the act and deed of the said corporation, for the purposes and consideration therein set forth and expressed.

My Commission Expires	Notary Public

STATE OF

COUNTY OF

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this the              day of                      2007, personally came and appeared                          who, being first duly sworn, did declare and acknowledge that he is the identical person who executed the foregoing instrument in writing, that his signature thereto is his own true and genuine signature, and that he executed said instrument in his capacity as                         of LESSEE and Chemicals, Inc., of his own free will and accord, and as the act and deed of the said corporation, for the purposes and consideration therein set forth and expressed.

My Commission Expires	Notary Public